Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Department of Justice, National Institute of Justice awards

Blanket Purchase Agreement to Commonwealth Biotechnologies, Inc.

CBI Will Support Department of Justice Initiative to Reduce DNA Backlog of Convicted

Offenders Nationwide

RICHMOND, VA (May 5, 2003) - Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, today announced that it has received a Blanket Purchase Agreement (BPA) from the National Institute of Justice (NIJ) for performance of DNA genotyping work meant to help clear the backlog of samples associated with convicted offenders.

The BPA was issued under the auspices of the President’s initiative to Advance Justice through DNA technology, and is collectively valued at $25 million for the period of April 1, 2003 through March 31, 2004. CBI is only one of only nine companies nationwide pre-qualified by the NIJ to perform this work. CBI went through two exhaustive review procedures over an eight month period in order to qualify to compete for the funds being made available through this Presidential initiative.

The President’s initiative calls for $232.6 million in federal funding for fiscal year 2004, which will begin October 1, 2003. This includes $100.7 million in new funding, and in addition, the Justice Department is targeting $13.5 million in fiscal year 2004 funding from existing programs within the Office of Justice to support the DNA iniative.

“DNA technology clearly enhances the accuracy and fairness of the criminal justice system,” said Thomas Reynolds, Executive Vice President, Science and Technology at CBI. “DNA is routinely used to identify offenders when biological evidence is present and, as importantly, DNA evidence has been used to clear suspects and exonerate persons who are mistakenly convicted of crimes.” However, according to the Department of Justice, one of the biggest issues facing the criminal justice system is the substantial backlog of unanalyzed DNA samples. “With addition of the backlogged samples into the FBI national database, law enforcement will have an enhanced tool to make “cold hits” and place individuals at crime scenes.” Reynolds added.

“CBI is accredited by the National Forensic Science and Technology Center, by the American Association of Blood Banks and is CLIA certified,” added Dr. Douglas Oliveri, Director of Human Genetics and Genetic Analysis at CBI. “Coupled with CBI’s capacity for DNA genotyping, it’s state-of-the-art sample tracking system, and its staff of qualified personnel, CBI demonstrated that it was able to successfully compete with much larger companies for this new NIJ program.” he added.

Under the same initiative, Dr. Oliveri and Mr. Reynolds were invited participants in a National forum hosted by the Department of Justice and the International Association of Chiefs of Police, held in Washington, DC in April. The purpose of the forum, entitled “DNA Evidence: Enhancing Law Enforcement’s Impact from Crime Scene to Courtroom and Beyond,” was to formulate the goals and objectives of the President’s initiative and to put in place guidelines for its effective implementation.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will receive any of the funds approved under this initiative. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.